Exhibit 10.1
                                  ------------

                          SYNTHONICS TECHNOLOGIES, INC.

                         MANAGEMENT CASH INCENTIVE PLAN

1. PURPOSE AND EFFECTIVE TIME.

     This Synthonics Technologies, Inc., Management Cash Incentive Plan (the "Plan") is designed to provide a significant and flexible economic opportunity to selected officers and employees of the Company and its Affiliates as a reflection of their individual and group contributions to the success of the Company and its Affiliates. Payments pursuant to Section 10, of the Plan are intended to qualify under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, as excluded from the term "applicable employee remuneration" (such payments are hereinafter referred to as "Excluded Income"). The Plan shall be effective at the Effective Time, as defined below, if the shareholder approvals required by Section 13, of the Plan are obtained.

2. DEFINITIONS.

     "Affiliate" means (i) a corporation at least 50% of the common stock or voting power of which is owned, directly or indirectly, by the Company and (ii) any other corporation or other entity controlled by the Company and designated by the Committee from time to time as such.

     "Board" shall mean the Board of Directors of the Company.

     "Bonus Pool" shall mean the pool of available cash created pursuant to the Plan to be made available for Incentive Awards.

     "Change in Control" shall mean the happening of any of the following events:

     (a) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the: Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

     (b) A change in the composition of the Board such that the individuals who, as of the Effective Time, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the Effective Time, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals

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who are members of the Board and who were also  members of the  Incumbent  Board
(or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

     (c) The approval by the shareholders of the Company of a reorganization, merger, consolidation, share exchange, or sale, or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

     (d) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Committee" shall mean the Compensation Committee of the Board, or such other committee of the Board as the Board may from time to time determine, which, except as specifically decided otherwise by the Board, is composed solely of not less than two non-employee directors, each of whom shall be appointed by and serve at the pleasure of the Board.

     "Company" shall mean Synthonics Technologies, Inc., a Utah corporation.

     "Consolidated Basis" shall mean the combined and consolidation of sales from the Company and its Affiliates.

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     "Covered  Employees"  shall mean  Participants  designated by the Committee prior to the award of an Incentive Award opportunity hereunder who are or are expected to be "covered employees" within the meaning of Section 162(m)(3) of the Code for the Incentive Period as to which an Incentive Award hereunder is payable and for whom the Committee intends that amounts payable hereunder constitute Excluded Income.

     "Disinterested Person" shall mean a member of the Board who qualifies as an "outside director" for purposes of Section 162(m) of the Code.

     "Effective Time" shall mean the Effective Time as defined in the Merger Agreement.

     "Incentive Award" shall mean a cash award payable to a Participant pursuant to the terms of the Plan, including a Special Incentive Award.

     "Incentive   Period"  shall  mean  the  period  with  respect  to  which  a
Participant is eligible to earn an Incentive Award.

     "Participant" shall have the meaning set forth in Section 4., hereof.

     "Payment Date" shall mean the date following the conclusion of a particular Incentive Period on which the Committee certifies that applicable Performance Goals have been satisfied and authorizes payment of corresponding Incentive Awards.

     "Performance Goals" shall have the meaning set forth in Section 10, hereof.

     "Special Incentive Award" shall have the meaning set forth in Section 10, hereof.

     "Target Incentive Award" shall mean the amount determined by multiplying a Participant's base salary as of the last day of the applicable Incentive Period by a percentage designated by the Committee in its sole discretion at the time the award is granted, which percentage need not be the same for each Participant.

3. ADMINISTRATION.

     The Plan shall be administered by the Committee. In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel (who may be the compensation consultants, independent auditors, and outside counsel of the Company or an Affiliate) and other persons to assist or render advice to the Committee, all at the expense of the Company. The Committee shall have sole authority to make rules and regulations relating to the administration of the Plan, and any interpretations and decisions of the Committee with respect to the Plan shall be final and binding.

4. ELIGIBILITY.

     The Committee shall, in its sole discretion, determine for each Incentive Period those full-time officers and salaried employees of the Company and its Affiliates who shall be eligible to participate in the Plan (the "Participants") for such Incentive Period based upon such Participants' opportunity to have a substantial impact on the operating results of the Company or an Affiliate.

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Nothing  contained  in the Plan  shall be  construed  as or be  evidence  of any contract of employment with any Participant for a term of any length nor shall participation in the Plan in any Incentive Period by any Participant require continued participation by such Participant in any subsequent Incentive Period.

5. INITIAL PERFORMANCE GOALS AND INCENTIVE AWARDS FOR THE FISCAL YEARS 1998, 1999 AND 2000.

     The specific Performance Goals and Incentive Awards available to eligible Participants for the fiscal years 1998, 1999 and 2000, have been predetermined and shall be determined as set forth below. Any and all Incentive Awards for the periods thereafter shall be determined in accordance with the terms of this Plan.

         Fiscal Year 1998 - In order for any Incentive Award to be granted during fiscal year 1998, the Company must book no less than four million dollars ($4,000,000) of gross sales on a Consolidated Basis (i.e. the combined and consolidation of sales from the Company and its subsidiaries). If the gross sales exceed the $4,000,000 level, then there shall be created a bonus pool equal to five percent (5.0%) of the total consolidated gross sales of the Company for 1998, which shall be available for Incentive Awards.

         Fiscal Year 1999 - In order for any Incentive Award to be granted during fiscal year 1999, the Company must book no less than eight million dollars ($8,000,000) of gross sales on a Consolidated Basis (i.e. the combined and consolidation of sales from the Company and its subsidiaries). If the gross sales exceed the $8,000,000 level, then the bonus pool contribution for 1999 shall be equal to ten percent (10.0%) of the total pretax earnings of the Company for 1999, which shall be available for Incentive Awards.

         Fiscal Year 2000 - In order for any Incentive Award to be granted during fiscal year 2000, the Company must book no less than fifteen million dollars ($15,000,000) of gross sales on a Consolidated Basis (i.e. the combined and consolidation of sales from the Company and its subsidiaries). If the gross sales exceed the $15,000,000 level, then the bonus pool contribution for 2000 shall be equal to ten percent (10.0%) of the total pretax earnings of the Company for 2000, which shall be available for Incentive Awards.

          Incentive Awards from the bonus pool shall be made at the discretion of the Committee as set forth herein, up to the maximum of the entire bonus pool.

6. DETERMINATION OF INCENTIVE AWARDS.

     Subject to Article 10, hereof, the amount and terms of each Incentive Award to a Participant shall be determined by and at the discretion of the Committee. The Committee may condition the earning of an Incentive Award upon the attainment of specified performance goals, measured over a period ending no later than the end of the applicable Incentive Period. Such performance goals may relate to the Participant or the Company, or any Affiliate, division or department of the Company for or within which the Participant is primarily employed, or upon such other factors or criteria as the Committee shall determine, and may be different for each Participant. Incentive Awards payable under the Plan will consist of a cash award from the Company, based upon a percentage (which may exceed 100%) of the Target Incentive Award and, if applicable, the degree of achievement of such performance goals. With the exception of the Incentive Periods for the fiscal years 1998, 1999 and 2000 for

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which  Performance  Goals  have  been  established  as set forth in  Section  5,
Incentive Awards under this Plan for Covered Employees shall be subject to pre-established Performance Goals in accordance with Section 10, hereof. Except with respect to Covered Employees, the Committee may, in its sole discretion, increase or decrease the amount of any Incentive Award payable to a Participant and, in recognition of changed or special circumstances, may award Incentive Awards to Participants even though the Incentive Awards are not earned.
Incentive  Awards  earned  or  otherwise   awarded  will  be  paid  as  soon  as
administratively feasible on or after the Payment Date.

7. TERMINATION OF EMPLOYMENT.

     In the event that a Participant's employment with the Company and its Affiliates terminates for any reason during the Incentive Period with respect to any Incentive Awards, the balance of any Incentive Award which remains unpaid at the time of such termination shall be payable to the Participant, or forfeited by the Participant, in accordance with the terms of the award granted by the Committee; provided, however, that in the case of a Covered Employee, no amount shall be payable pursuant to the Plan unless the Performance Goals are satisfied or the termination of employment of the Covered Employee is due to death or disability. A Participant who remains employed through the Incentive Period, but is terminated prior to the Payment Date shall be entitled to receive any Incentive Award payable to such Participant with respect to such Incentive Period.

8. AMENDMENT AND DISCONTINUANCE.

     The Board shall have the right to amend, alter, discontinue, or otherwise modify the Plan from time to time but no such modification shall, without the consent of the Participant affected, impair any award made prior to the effective date of the modification.

9. MISCELLANEOUS.

     It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the payment obligations created under the Plan; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan. The Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflict of laws.

10. PROCEDURES FOR CERTAIN DESIGNATED PARTICIPANTS.

     Incentive Awards under the Plan to Participants who are Covered Employees shall be subject to pre-established Performance Goals as set forth herein. Notwithstanding Section 6, hereof, the Committee shall not have discretion to modify the terms of awards to such Participants except as specifically set forth in this Section 10.

     (a) Target Bonus. On or before the 90th day of each Incentive Period, and in any event before 25% or more of the Incentive Period has elapsed, the Committee shall establish in writing specific Performance Goals for the Incentive Period (provided that no Performance Goals for such Incentive Period has been previously established), upon the attainment of which will be conditioned the payment of Incentive Awards ("Special Incentive Awards") to such of the Participants who may be Covered Employees. A Special Incentive Award shall consist of a cash award from the Company to be based upon a percentage (which may exceed 100%) of a Target Incentive Award. The extent, if any, to which a Special Incentive Award will be payable will be based upon the degree of

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achievement  of  pre-established  Performance  Goals over a specified  Incentive
Period; provided, however, that the Committee may, in its sole discretion, reduce the amount which would otherwise be payable with respect to an Incentive Period.

     (b) Incentive Period. With the exception of the Incentive Periods established in Section 5., the Incentive Period will be a period of up to twelve months, unless a shorter period is otherwise selected and established in writing by the Committee at the time the Performance Goals are established with respect to such Incentive Period.

     (c) Performance Goals. The Performance Goals established by the Committee at the time a Special Incentive Award is granted may be based on one or more of the following: earnings per share, market share, stock price, gross or net sales sales, costs, net operating income, pretax earnings, cash flow, retained earnings, return on equity, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability, and individual performance measures; provided, that all
Performance Goals shall be objective performance goals satisfying the requirements for "performance-based compensation" within the meaning of Section 162(m)(4) of the Code. Such Performance Goals also may be based on the attainment of specified levels of performance of the Company and/or any Affiliates under one or more of the measures described above relative to the performance of other corporations.

     (d) Payment of an Incentive Award. At the time the Special Incentive Award is granted, the Committee shall prescribe a formula to determine the percentage of the Target Incentive Award which may be payable based upon the degree of attainment of the Performance Goals during the Incentive Period. If the minimum Performance Goals established by the Committee are not met, no payment will be made to a Participant who is a Covered Employee. To the extent that the minimum Performance Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent and any other material terms and conditions of the Special Incentive Awards have been satisfied, payment shall be made on the Payment Date in accordance with the prescribed formula based upon a percentage of the Target Incentive Award unless the Committee determines, in its sole discretion, to reduce the payment to be made.

     (e) Maximum Payable. The maximum amount payable to a Covered Employee under this Plan for any fiscal year of the Company pursuant to this Plan shall be $1,000,000.

11. CHANGE IN CONTROL.

     Notwithstanding any other provision of this Plan, (i) upon a Change in Control, each Participant who is employed by the Company or an Affiliate immediately before the Change in Control shall be entitled to receive a payment equal to his or her Target Incentive Award for the Incentive Period that includes the date of the Change in Control, and (ii) any additional Incentive Award that becomes payable to such a Participant for that Incentive Period shall be reduced (but not below zero) by the amount of the payment made to such Participant pursuant to clause (i) of this Section 11.

12. DEFERRAL ELECTIONS.

     The Committee may at its option establish procedures pursuant to which Participants are permitted to defer the receipt of Incentive Awards payable hereunder.

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13. SHAREHOLDER APPROVAL.

     This Plan shall not become effective with respect to individuals who are Covered Employees unless it shall have been approved by the affirmative vote of a majority of the votes entitled to be cast by the holders of the shares of common stock of Synthonics Technologies, Inc., represented at a meeting and entitled to vote thereon and by the affirmative vote of a majority of the total voting power of the shares of common stock, present in person or by proxy and entitled to vote thereon.

14. INDEMNIFICATION.

     To the extent permitted by applicable law in effect from time to time, no member of the Board or the Committee shall be liable for any action or omission of any other member of the Board or Committee, nor for any act or omission on the member's own part, except only the member's own willful misconduct or gross negligence. The Company shall pay expenses incurred by, and satisfy a judgment or fine rendered or levied against, a present or former director or member of the Committee in any action against such person (whether or not the Company is joined as a party defendant) to impose liability or a penalty on such person for an act alleged to have been committed by such person while a director or member of the Committee arising with respect to the Plan or administration thereof or out of membership on the Committee or by the Company, or all or any combination of the preceding; provided, the director or Committee member was acting in good faith, within what such director or Committee member reasonably believed to have been within the scope of his or her employment or authority and for a purpose which he or she reasonably believed to be in the best interests of the Company or its shareholders. Payments authorized hereunder include amounts paid and expenses incurred in settling any such action or threatened action. This section does not apply to any action instituted or maintained in the right of the Company by a shareholder or holder of a voting trust certificate representing shares of the Company. The provisions of this section shall apply to the estate, executor, administrator, heirs, legatees or devisees of a director or Committee member, and the term "person" as used in this section shall include the estate, executor, administrator, heirs, legatees or devisees of such person.

15. MISCELLANEOUS PROVISIONS.

     (a) Further Assurances. All parties to this Plan agree to perform any and all further acts and to execute and deliver any documents that may reasonably be necessary to carry out the provisions of this Plan.

     (b) Attorneys' Fees. In any legal action or other proceeding brought by any party to enforce or interpret the terms of this Plan, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

     (c) Governing Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the securities laws of the United States, shall be governed by the law of the State of California.

     (d) Notices. Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Chair of the Committee, if any, the chief operational officer or to the chief executive officer of the Company, and shall become effective when it is received by the office of the chief personnel officer or the chief executive officer.

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     (e) Entire  Agreement.  This Plan,  together with those  documents that are referenced in the Plan, are intended to be the final, complete, and exclusive statement of the terms of this Plan. This Plan supersedes all other prior agreements, communications, and statements, whether written or oral, express or implied, pertaining to that subject matter. This Plan may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and may not be explained or supplemented by evidence of consistent additional terms.

     (f) Interpretation. This Plan shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Plan shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Plan. Captions are used for reference purposes only and should be ignored in the interpretation of the Plan. Unless the context requires otherwise, all references in this Plan to Paragraphs are to the paragraphs of this Plan.

     The undersigned hereby certify that the foregoing Management Cash Incentive Plan was duly adopted and approved by the Board of Directors on March 3, 1998 and the shareholders on April 8, 1998.


/S/ F. Michael Budd                          Charles S. Palm
-----------------------------                --------------------------------
F. Michael Budd - President                  Dr. Charles S. Palm -  Secretary

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